Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 6, 2001

                                 BY AND BETWEEN

                            VALERO ENERGY CORPORATION

                                       AND

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

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                                TABLE OF CONTENTS


ARTICLE I CERTAIN DEFINITIONS..................................................4

ARTICLE II  THE MERGER........................................................12
   2.1  The Merger............................................................12
   2.2  Effective Time of the Merger..........................................12
   2.3  Effects of the Merger.................................................12
   2.4  Closing...............................................................12
   2.5  Certificate of Incorporation..........................................12
   2.6  By-Laws...............................................................12
   2.7  Directors and Officers................................................12

ARTICLE III CONVERSION OF SECURITIES..........................................13
   3.1  Effect of the Merger on Capital Stock.................................13
   3.2  Stock Options.........................................................16
   3.3  Exchange Fund.........................................................17
   3.4  Exchange Procedures...................................................17
   3.5  Distributions with Respect to Unexchanged Shares......................18
   3.6  No Further Ownership Rights in UDS Common Stock.......................18
   3.7  No Fractional Shares of Valero Common Stock...........................18
   3.8  Termination of Exchange Fund..........................................19
   3.9  No Liability..........................................................19
   3.10 Investment of the Exchange Fund.......................................19
   3.11 Lost Certificates.....................................................19
   3.12 Withholding Rights....................................................19
   3.13 Further Assurances....................................................19
   3.14 Stock Transfer Books..................................................20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES....................................20
   4.1  Representations and Warranties of UDS.................................20
   4.2  Representations and Warranties of Valero..............................30

ARTICLE V   COVENANTS RELATING TO CONDUCT OF BUSINESS.........................38
   5.1  Covenants of UDS......................................................38
   5.2  Covenants of Valero...................................................41
   5.3  Governmental Filings..................................................42
   5.4  Control of Other Party's Business.....................................42

ARTICLE VI  ADDITIONAL AGREEMENTS.............................................42
   6.1  Preparation of Proxy Statement; Stockholders Meetings.................42
   6.2  Valero Board of Directors.............................................44
   6.3  Access to Information.................................................44
   6.4  Reasonable Best Efforts...............................................44
   6.5  Acquisition Proposals.................................................46
   6.6  Fees and Expenses.....................................................47
   6.7  Directors' and Officers' Indemnification and Insurance................47



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   6.8  Employee Benefits.....................................................48
   6.9  Public Announcements..................................................49
   6.10 Listing of Shares of Valero Common Stock..............................50
   6.11 Rights Agreements.....................................................50
   6.12 Affiliates............................................................50
   6.13 Section 16 Matters....................................................50
   6.14 UDS Indebtedness......................................................50
   6.15 Accountants' Letter...................................................51

ARTICLE VII CONDITIONS PRECEDENT..............................................51
   7.1  Conditions to Each Party's Obligation to Effect the Merger............51
   7.2  Additional Conditions to Obligations of Valero........................51
   7.3  Additional Conditions to Obligations of UDS...........................52

ARTICLE VIII   TERMINATION AND AMENDMENT......................................53
   8.1  Termination...........................................................53
   8.2  Effect of Termination.................................................54
   8.3  Amendment.............................................................56
   8.4  Extension; Waiver.....................................................56

ARTICLE IX  GENERAL PROVISIONS................................................56
   9.1  Non-Survival of Representations, Warranties and Agreements............56
   9.2  Notices...............................................................56
   9.3  Interpretation........................................................57
   9.4  Counterparts..........................................................58
   9.5  Entire Agreement; No Third Party Beneficiaries........................58
   9.6  Governing Law.........................................................58
   9.7  Severability..........................................................58
   9.8  Assignment............................................................58
   9.9  Submission to Jurisdiction; Waivers...................................58
   9.10 Enforcement...........................................................59




EXHIBIT A - Form of Affiliate Letter





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          AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2001 (this
"Agreement"), by and between VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and ULTRAMAR DIAMOND SHAMROCK CORPORATION, a Delaware corporation ("UDS").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Valero and UDS have approved the transactions contemplated by this Agreement and have recommended the adoption of this Agreement by their respective shareholders; and

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Proposal" shall have the meaning set forth in Section 6.5(a)(i).

          "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

          "Affiliate Agreement" shall have the meaning set forth in Section
6.12.

          "Agreement" shall have the meaning set forth in the preamble.

          "Assumed Indentures" shall have the meaning set forth in Section 6.14.

          "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          "Benefit Plan" means, with respect to any entity, any employee compensation, benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Subsidiaries or to which such entity or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to



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ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy or agreement and any related trusts or other funding vehicles.

          "Benefit Protection Period" shall have the meaning set forth in
Section 6.8(a).

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Cash Consideration" shall have the meaning set forth in Section
3.1(b).

          "Cash Consideration Formula" shall have the meaning set forth in
Section 3.1(b).

          "Cash Election" shall have the meaning set forth in Section 3.1(f)(i).

          "Cash Election Shares" shall have the meaning set forth in Section 3.l(g).

          "Cash Election Number" shall mean, subject to Section 3.1(k), the quotient, rounded to the nearest whole share, obtained by dividing (x) the product of 27.5 and the UDS Closing Share Number by (y) the Cash Consideration; provided, however, that, if the Cash Election Number as so determined exceeds 50% of the UDS Closing Share Number, Valero may in its discretion set a maximum Cash Election Number at any lesser number so long as such maximum Cash Election Number equals or exceeds 50% of the UDS Closing Share Number.

          "Cash Fraction" shall have the meaning set forth in Section 3.1(g).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificate of Merger" shall have the meaning set forth in Section
2.2.

          "Change in the UDS Recommendation" shall have the meaning set forth in
Section 6.1(b).

          "Change in the Valero Recommendation" shall have the meaning set forth in Section 6.1(c).

          "Closing" shall have the meaning set forth in Section 2.4.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the recitals.

          "Confidentiality Agreement" shall have the meaning set forth in
Section 6.3.

          "DGCL" means the Delaware General Corporation Law.

          "Dissenting Shares" shall have the meaning set forth in Section
3.1(e).



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          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Election Deadline" shall have the meaning set forth in Section
3.1(j).

          "Employee Grantor Trust" shall mean the UDS Employee Benefits Trust created by the Trust Agreement, effective as of November 9, 1999, between UDS and Sterling National Bank, a national banking association, as Trustee.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "ESOP" has the meaning set forth in Section 4.1(l)(xi).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 3.3.

          "Exchange Fund" shall have the meaning set forth in Section 3.3.

          "Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing (i) the sum of (a) $27.50 and (b) the product of (I) 0.614 and (II) the Valero Average Closing Price) by (ii) the Valero Average Closing Price.

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

          "Form S-4" shall have the meaning set forth in Section 4.1(d)(iii).

          "Form of Election" shall have the meaning set forth in Section 3.1(f).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 4.1(d)(vii).


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          "GSOP" shall have the meaning set forth in Section 3.1(d).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

          "Joint Proxy Statement/Prospectus" shall have the meaning set forth in Section 4.1(d)(iii).

          "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

          "Letter of Transmittal" shall have the meaning set forth in Section 3.4(a).

          "Liens" shall have the meaning set forth in Section 4.1(b)(ii).

          "Loan" shall have the meaning set forth in Section 4.1(l)(xi).

          "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (i) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or
(ii) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (x) general economic conditions in the United States (including prevailing interest rate and stock market levels), (y) the general state of the industries in which such entity operates or (z) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          "Multiple Employer Plan" shall have the meaning set forth in Section 4.1(l)(vi).

          "Necessary Consents" shall have the meaning set forth in Section 4.1(d)(vi).

          "New Plans" shall have the meaning set forth in Section 6.8(b).

          "Non-Election" shall have the meaning set forth in Section 3.1(f).

          "Non-Election Cash Fraction" shall have the meaning set forth in
Section 3.1(i).

          "Non-Election Shares" shall have the meaning set forth in Section 3.l(g).


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          "Non-Subsidiary Affiliate" shall have the meaning set forth in Section
4.1(b)(ii).

          "NYSE" means the New York Stock Exchange, Inc.

          "Old Plans" shall have the meaning set forth in Section 6.8(b).

          "Other Approvals" shall have the meaning set forth in Section 4.1(d)(ii).

          "other party" means, with respect to Valero, UDS, and with respect to UDS, Valero.

          "Partial Cash Election" shall have the meaning set forth in Section 3.1(f)(ii).

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "PBGC" shall have the meaning set forth in Section 4.1(l)(v).

          "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations,
(ii) foreign investment, or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Required Approvals" shall have the meaning set forth in Section 6.4(a)(i).

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Stock Consideration" shall have the meaning set forth in Section 3.1(b)(i).

          "Stock Election" shall have the meaning set forth in Section 3.1(f)(iii).

          "Stock Election Number" shall mean the UDS Closing Share Number minus the Cash Election Number.

          "Stock Election Shares" shall have the meaning set forth in Section 3.l(g).

          "Stock Fraction" shall have the meaning set forth in Section 3.1(h).

          "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.



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            "Superior Proposal" means, with respect to UDS, a bona fide written proposal made by a Person other than a party to this Agreement which is (i) an Acquisition Proposal involving UDS and (ii) is on terms which UDS's Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

            "Surviving Corporation" shall have the meaning set forth in Section 2.1.

            "Taxes" means any and all federal, state, local, foreign or other taxes or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

            "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            "Termination Date" shall have the meaning set forth in Section
8.1(b).

            "UDS" shall have the meaning set forth in the preamble.

            "UDS 2000 10-K" means UDS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC.

            "UDS Benefit Plan" means each UDS Stock Plan and any other Benefit Plan maintained or contributed to by UDS or a Subsidiary of UDS, or to which UDS or any Subsidiary of UDS is required to contribute.

            "UDS Plan" means any UDS Benefit Plan other than a Multiemployer
Plan.

            "UDS Board Designees" shall have the meaning set forth in Section
6.2.

            "UDS Capital Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

            "UDS Certificate" shall have the meaning set forth in Section
3.1(b).

            "UDS Closing Share Number" shall mean the number of shares of UDS Common Stock issued and outstanding immediately prior to the Effective Time, other than such shares that are to be cancelled in the Merger pursuant to
Section 3.1(a) hereof.

            "UDS Common Stock" means common stock, par value $0.01 per share, of UDS.



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            "UDS Contract" shall have the meaning set forth in Section
4.1(j)(i).

            "UDS Converted Option" shall have the meaning set forth in Section 3.2(a).

            "UDS Disclosure Schedule" shall have the meaning set forth in
Section 4.1.

            "UDS Employees" shall have the meaning set forth in Section 6.8(a).

            "UDS Indebtedness" shall have the meaning set forth in Section 5.1(g)(ii).

            "UDS Preferred Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

            "UDS Qualified Plans" shall have the meaning set forth in Section 4.1(l)(iii).

            "UDS Recommendation" shall have the meaning set forth in Section 6.1(b).

            "UDS Restricted Stock" shall mean all shares of restricted stock outstanding under the terms of any UDS Benefit Plan immediately prior to the Effective Time that continue to be subject to restrictions on transfer or otherwise remain unvested pursuant to the terms thereof immediately following the merger.

            "UDS Right" means any of the Rights, as such term is defined in the UDS Rights Agreement.

            "UDS Rights Agreement" means the Rights Agreement, dated as of June 25, 1992, as amended on October 26, 1992, May 10, 1994, and September 22, 1996, between UDS and First City, Texas-Houston, National Association, as rights agent.

            "UDS SEC Documents" shall have the meaning set forth in Section 4.1(e).

            "UDS Stock Option" shall have the meaning set forth in Section
3.2(a).

            "UDS Stock Plans" shall have the meaning set forth in Section 4.1(b)(i).

            "UDS Stockholder Approval" shall have the meaning set forth in
Section 4.1(c)(i).

            "UDS Stockholders Meeting" shall have the meaning set forth in
Section 4.1(c)(i).

            "UDS Toprs" means the 8.32% Trust Originated Preferred Securities of UDS Capital I, a wholly owned subsidiary of UDS.

            "UDS Termination Fee" means $125,000,000.

            "Valero" shall have the meaning set forth in the preamble.

            "Valero 2000 10-K" means Valero's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC.



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            "Valero Average Closing Price" means the average of the daily last sale prices of Valero Common Stock as reported on the NYSE (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the third business day prior to the Closing Date.

            "Valero Benefit Plan" means each Valero Stock Plan and any other Benefit Plan maintained or contributed to by Valero or a Subsidiary of Valero, or to which Valero or any Subsidiary of Valero is required to contribute.

            "Valero Plan" means any Valero Benefit Plan other than a Multiemployer Plan.

            "Valero Capital Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

            "Valero Common Stock" means common stock, par value $0.01 per share, of Valero.

            "Valero Contract" shall have the meaning set forth in Section
4.2(j).

            "Valero Disclosure Schedule" shall have the meaning set forth in
Section 4.2.

            "Valero Preferred Stock" shall have the meaning set forth in
Section 4.2(b)(i)(B).

            "Valero Qualified Plans" shall have the meaning set forth in Section 4.2(l)(i).

            "Valero Recommendation" shall have the meaning set forth in Section 6.1(c).

            "Valero Rights" shall have the meaning set forth in Section 3.1(b).

            "Valero Rights Agreement" shall have the meaning set forth in
Section 3.1(b).

            "Valero SEC Documents" shall have the meaning set forth in Section 4.2(e).

            "Valero Stock Option" shall have the meaning set forth in Section 3.2(a).

            "Valero Stock Plans" shall have the meaning set forth in Section 4.2(b)(i).

            "Valero Stockholder Approval" shall have the meaning set forth in
Section 4.2(c)(i).

            "Valero Stockholders Meeting" shall have the meaning set forth in
Section 4.2(c)(i).

            "Valero Termination Fee" means $125,000,000.

            "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.



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            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.


                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, UDS shall be merged (the "Merger") with and into Valero, with Valero as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of UDS shall thereupon cease.

     2.2 Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed certificate of merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of UDS shall vest in the Surviving Corporation, and all debts, liabilities and duties of UDS shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4 Closing. Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

     2.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Valero, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.6 By-Laws. The by-laws of Valero as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

     2.7 Directors and Officers. The directors and officers of Valero immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, except as provided in Section 6.2.


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                                   ARTICLE III

                            CONVERSION OF SECURITIES

     3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of UDS:

     (a) All shares of capital stock of UDS that are held by UDS as treasury stock or that are owned by Valero or any wholly-owned subsidiaries of UDS or Valero immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

     (b) Subject to Sections 3.1(a), 3.1(c), 3.1(d), 3.1(e) and 3.7, each outstanding share of UDS Common Stock (together with any associated UDS Rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the option of the holder as contemplated by Sections 3.1(f) through 3.1(j), either (i) a number of shares of Valero Common Stock equal to the Exchange Ratio (the "Stock Consideration") or (ii) an amount in cash equal to the sum of (said formula being referred to herein as the "Cash Consideration Formula") (x) $27.50 and (y) the product of (I) 0.614 and
(II) the Valero Average Closing Price (the "Cash Consideration" and together with the Stock Consideration and the shares of Valero Common Stock issued pursuant to Section 3.1(d), the "Merger Consideration"). All of the shares of Valero Common Stock to be issued as Merger Consideration shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. One preferred share purchase right issuable pursuant to the Rights Agreement, dated as of July 17, 1997, between Valero and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank (the "Valero Rights Agreement"), or any other purchase right issued in substitution thereof (the "Valero Rights"), shall be issued together with and shall attach to each share of Valero Common Stock issued pursuant to this Section 3.1(b) and Section 3.1(d), subject and pursuant to the terms of the Valero Rights Agreement. All shares of UDS Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) and Section 3.1(d) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of UDS Common Stock (a "UDS Certificate") shall thereafter cease to have any rights with respect to such shares of UDS Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of UDS Common Stock become entitled all in accordance with this Article III upon the surrender of such UDS Certificate.

     (c) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, UDS Common Stock or Valero Common Stock, each of the Exchange Ratio and the Cash Consideration Formula shall be adjusted accordingly, without duplication, to provide to the holders of UDS Common Stock the same economic effect as contemplated by this Agreement prior to such event.



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     (d) Subject to Section 3.7, each share held as of the Effective Time in the
Employee Grantor Trust pursuant to the UDS Grantor Trust Stock Ownership Program ("GSOP"), each share of UDS Restricted Stock and each share of UDS Common Stock that is owned by any UDS Benefit Plan shall be converted into the right to receive a number of fully paid and nonassessable shares of Valero Common Stock equal to the Exchange Ratio.

     (e) Notwithstanding any other provision contained in this Agreement, no shares of UDS Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder's appraisal rights (any such shares being referred to herein as "Dissenting Shares") under the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 3.1(b) unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder's shares of UDS Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Article III. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of UDS Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Valero in its sole discretion.

     (f) Subject to the provisions of this Section 3.1, each record holder of shares of UDS Common Stock outstanding immediately prior to the Effective Time to be converted in the Merger pursuant to Section 3.1(b) will be entitled to elect to receive either (i) the Cash Consideration for all of such holder's shares ("Cash Election"), (ii) the Cash Consideration for a stated number of such holder's shares and a number of shares of Valero Common Stock equal to the Exchange Ratio per share of UDS Common Stock for the balance of such holder's shares of UDS Common Stock ("Partial Cash Election") or (iii) a number of shares of Valero Common Stock equal to the Exchange Ratio per share of UDS Common Stock for all of such holder's shares of UDS Common Stock ("Stock Election"). All Cash Elections, Partial Cash Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Valero and UDS (a "Form of Election"). Any holder of UDS Common Stock who fails to properly make a Cash Election, Partial Cash Election or Stock Election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have indicated no preference as to the receipt of cash or Valero Common Stock with respect to such holder's shares (a "Non-Election") and will receive for such UDS Common Stock the Merger Consideration described in Section 3.1(g), 3.1(h) or 3.1(i), as applicable. Notwithstanding any other provision set forth herein, the aggregate number of shares of UDS Common Stock to be converted into the right to receive cash in the Merger (which shall for this purpose be deemed to include Dissenting Shares, if any) shall be equal to the Cash Election Number.

     (g) If the aggregate number of shares of UDS Common Stock for which cash is elected under a Cash Election or a Partial Cash Election and Dissenting Shares, if any

(collectively, the "Cash Election Shares"), exceeds the Cash Election
Number, then all shares of UDS Common Stock for which Valero Common Stock was elected under a Stock Election or Partial Cash Election (collectively, the "Stock Election Shares") and all shares of UDS Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Valero Common Stock, and the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive cash and Valero Common Stock in the following manner:

                  Each Cash Election Share (other than Dissenting Shares) shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (B) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one (1) minus the Cash Fraction.

     (h) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Valero Common Stock and cash in the following manner:

                  Each Stock Election Share shall be converted into the right to receive (A) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (B) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one (1) minus the Stock Fraction.

     (i) In the event that neither Section 3.1(g) or 3.1(h) is applicable, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, all Stock Election Shares shall be converted into the right to receive the Stock Consideration and all Non-Election Shares shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Cash Fraction"), the numerator of which shall be the Cash Election Number less the number of Cash Election Shares and the denominator of which shall be the number of Non-Election Shares, and (B) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) 1 minus the Non-Election Cash Fraction.

     (j) UDS shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal to be mailed with the Joint Proxy Statement/Prospectus to the record holders of UDS Common Stock (other than holders of Dissenting Shares) as of the record date for the UDS Stockholders Meeting) and to make the Form of Election available to all persons who become record holders of UDS Common Stock during the period between such record date and the Election Deadline. A properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the second business day preceding the Closing Date (the "Election Deadline"), which day shall not be less than 20 days after the initial mailing of the Form of Election, in order to be effective. An election by a holder of UDS Common Stock shall be validly made only if the Exchange Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that stockholder accompanied either by the UDS Certificate or UDS Certificates representing all of the shares of UDS Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of UDS, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election. Valero shall have the authority, in its sole discretion, to make all determinations as to whether or not a Form of Election has been timely received.

     (k) Notwithstanding anything in this Article III to the contrary, the Cash Election Number shall be not greater than the greatest number that would permit the satisfaction of the conditions set forth in Sections 7.2(c) and 7.3(c).

     3.2 Stock Options. (a) Each option to purchase UDS Common Stock (a "UDS Stock Option") granted under UDS Stock Plans which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of UDS Common Stock and shall be converted (as so converted, a "UDS Converted Option"), at the Effective Time and subject to the immediately following sentence, into an option to purchase Valero Common Stock (a "Valero Stock Option"), on the same terms and conditions as were applicable under the UDS Stock Option. The number of shares of Valero Common Stock subject to each such Valero Stock Option shall be the number of shares of UDS Common Stock subject to the UDS Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Valero Common Stock, and such Valero Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such UDS Stock Option divided by the Exchange Ratio; provided, however, that in the case of any UDS Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. As of the Effective Time, Valero shall assume the obligations of UDS under the UDS Stock Plans, and from and after the Effective Time, except as otherwise set forth herein, the terms of each UDS Stock Option and the UDS Stock Plan under which such UDS Stock Option was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply to the corresponding Valero Stock Option.

     (b) Prior to the Effective Time, UDS shall take all necessary action for the adjustment of UDS Converted Options under this Section 3.2. Valero shall reserve for issuance a number of shares of Valero Common Stock at least equal to the number of shares of Valero Common Stock that will be subject to UDS Converted Options. As soon as practicable following the Effective Time, Valero shall file a registration statement on Form S-8 (or any successor, or if

Form S-8 is not available, other appropriate, forms) with respect to the shares of Valero Common Stock subject to UDS Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     3.3 Exchange Fund. Prior to the Effective Time, Valero shall appoint Computershare Investor Services, LLC, or a commercial bank or trust company, or a subsidiary thereof, reasonably acceptable to UDS, to act as exchange agent hereunder for the purpose of exchanging UDS Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Valero shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of UDS Common Stock, (a) certificates representing shares of Valero Common Stock and (b) cash, to be issued and paid pursuant to Sections 3.1(b) and
(d) and Section 3.7 in exchange for outstanding shares of UDS Common Stock upon due surrender of UDS Certificates pursuant to this Article III. Following the Effective Time, Valero agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Valero Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares to be paid pursuant to Section 3.7) shall hereinafter be referred to as the "Exchange Fund".

     3.4 Exchange Procedures. Promptly after the Effective Time, Valero shall cause the Exchange Agent to mail to each holder of a UDS Certificate (other than UDS Certificates representing Dissenting Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that shareholder (or, alternatively, by an appropriate guarantee of delivery) (a) a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to the UDS Certificates shall pass, only upon proper delivery of the UDS Certificates to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Valero or UDS may reasonably specify (such letter to be reasonably acceptable to UDS and Valero prior to the Effective Time) and (b) instructions for effecting the surrender of such UDS Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a UDS Certificate to the Exchange Agent together with such Letter of Transmittal or the Form of Election pursuant to
Section 3.1(j), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such UDS Certificate shall be entitled to receive in exchange therefor (i) shares of Valero Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1(b) or 3.1(d) (in each case, after taking into account all shares of UDS Common Stock then held by such holder),
(ii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Section 3.1, and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of this Article III other than Section 3.1, including cash in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article III. In the event of a transfer of ownership of UDS Common Stock that is not registered in the transfer records of UDS, one or more shares of Valero Common Stock evidencing, in the aggregate, the proper number of shares of Valero Common Stock pursuant to Section 3.1, a check in the proper amount of cash representing Cash Consideration pursuant to Section 3.1, a check in the proper amount of cash in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such UDS Common Stock to such a transferee if the UDS Certificate representing such shares of UDS Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     3.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered UDS Certificate with respect to the shares of Valero Common Stock that such holder would be entitled to receive upon surrender of such UDS Certificate, and no cash payment in lieu of fractional shares of Valero Common Stock shall be paid to any such holder pursuant to Section 3.7 until such holder shall surrender such UDS Certificate in accordance with Section 3.1(j) or
Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such UDS Certificate and the Effective Time, there shall be paid to the record holder thereof without interest, (a) promptly after such time, the amount of any cash payable in lieu of fractional shares of Valero Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Valero Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent thereto and to such surrender payable with respect to such shares of Valero Common Stock.

     3.6 No Further Ownership Rights in UDS Common Stock. All shares of Valero Common Stock issued and cash paid upon conversion of shares of UDS Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of UDS Common Stock.

     3.7 No Fractional Shares of Valero Common Stock. No certificates or scrip or shares of Valero Common Stock representing fractional shares of Valero Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of UDS Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Valero or a holder of shares of Valero Common Stock. In lieu of any such fractional share, each holder of shares of UDS Common Stock who would otherwise have been entitled to a fraction of a share of Valero Common Stock upon surrender of UDS Certificates (determined after taking into account all UDS Certificates delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to the value (determined with reference to the closing price of a share of Valero Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing
Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

     3.8 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of UDS Certificates one year after the Effective Time shall, at Valero's request, be delivered to Valero or otherwise on the instruction of Valero, and any holders of UDS Certificates who have not theretofore complied with this Article III shall after such delivery look only to Valero for the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.7 and any dividends or distributions with respect to shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of UDS Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Valero free and clear of any claims or interest of any Person previously entitled thereto.

     3.9 No Liability. None of Valero, UDS or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Valero on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to UDS stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Valero.

     3.11 Lost Certificates. If any UDS Certificate (other than any UDS Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such UDS Certificate to be lost, stolen or destroyed and, if required by Valero, the posting by such Person of a bond in such reasonable amount as Valero may direct as indemnity against any claim that may be made against it with respect to such UDS Certificate, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed UDS Certificate the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby, any cash in lieu of fractional shares of Valero Common Stock, and unpaid dividends and distributions on shares of Valero Common Stock deliverable in respect thereof, pursuant to this Agreement.

     3.12 Withholding Rights. Valero shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Valero, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Valero.

     3.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or UDS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or UDS, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     3.14 Stock Transfer Books. The stock transfer books of UDS shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of UDS Common Stock thereafter on the records of UDS. On or after the Effective Time, any UDS Certificates presented to the Exchange Agent, Valero or the Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Valero Common Stock to which the holders thereof are entitled pursuant to Section 3.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of UDS. Except as disclosed in a section of the UDS disclosure schedule delivered to Valero concurrently herewith (the "UDS Disclosure Schedule") corresponding to the subsection of this Section 4.1 to which such disclosure applies, UDS hereby represents and warrants to Valero as follows:

     (a) Corporate Organization. (i) UDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UDS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on UDS. True and complete copies of the Certificate of Incorporation and the By-Laws of UDS, as in effect as of the date of this Agreement, have previously been made available by UDS to Valero.

          (ii) Each Subsidiary of UDS (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on UDS, and
     (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Capitalization. (i) The authorized capital stock of UDS consists of (A) 250,000,000 shares of UDS Common Stock (each of which includes one UDS Right), of which, as of May 1, 2001, 71,524,496 shares were issued and outstanding, 2,234,812 shares were held in the GSOP and 17,116,837 shares were held in treasury and (B) 25,000,000 shares of preferred stock, par value $0.01 per share, of UDS ("UDS Preferred Stock," together with the UDS Common Stock, the "UDS Capital Stock"), of which no shares are issued and outstanding. From May 1, 2001 to the date of this Agreement, no shares of UDS Capital Stock have been issued except pursuant to employee and director stock plans of UDS in effect as of the date hereof (the "UDS Stock Plans"). Except pursuant to the terms of options, stock and restricted units issued pursuant to UDS Stock Plans and outstanding as of the date hereof or issued thereafter as expressly permitted hereby, and pursuant to the UDS Rights, UDS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of UDS Capital Stock or any other equity securities of UDS or any securities of UDS representing the right to purchase or otherwise receive any shares of UDS Capital Stock. As of May 1, 2001, no shares of UDS Capital Stock were reserved for issuance, except for 12,525,465 shares of UDS Common Stock reserved for issuance upon the exercise of stock options pursuant to the UDS Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the UDS 2000 10-K, and no shares of UDS Common Stock reserved for issuance in connection with the UDS Rights Agreement. UDS has no Voting Debt issued or outstanding.

          (ii) Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of UDS, UDS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of UDS, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of UDS has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(ii) of the UDS Disclosure Schedule sets forth a list of each material investment of UDS in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Non-Subsidiary Affiliate").

     (c) Authority; No Violation. (i) UDS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of UDS. The Board of Directors of UDS has directed that this Agreement be submitted to UDS stockholders for approval at a meeting of UDS stockholders for the purpose of approving the Merger and this Agreement (the "UDS Stockholders Meeting"), and, except for the approval of the Merger and of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of UDS Common Stock (the "UDS Stockholder Approval"), no other corporate proceedings on the part of UDS are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UDS and (assuming due authorization, execution and delivery by Valero) constitutes a valid and binding obligation of UDS, enforceable against UDS in accordance with its terms.

          (ii) Neither the execution and delivery of this Agreement by UDS, nor the consummation by UDS of the transactions contemplated hereby, nor compliance by UDS with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of UDS, each as amended, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UDS, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of UDS, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UDS, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (B)(y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on UDS or the Surviving Corporation.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Approvals"), (iii) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Valero's stockholders at the Valero Stockholders Meeting and the matters to be submitted to UDS's stockholders at the UDS Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Valero Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Valero Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses
(ii) though (vi) being referred to as "Necessary Consents") and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on UDS or the Surviving Corporation, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by UDS of this Agreement and (B) the consummation by UDS of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The UDS 2000 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by UDS or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed (collectively, the "UDS SEC Documents"), with the SEC, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such UDS SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such UDS SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the UDS 2000 10-K, neither UDS nor any of its Subsidiaries had at December 31, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the UDS 2000 10-K or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of UDS and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since December 31, 2000, except as set forth in UDS SEC Documents filed since December 31, 2000 and prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UDS.

          (ii) Since December 31, 2000, UDS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (iii) Since December 31, 2000, neither UDS nor any of its Subsidiaries has (A) except for such actions as were in the ordinary course of business consistent with past practice or except as required by applicable law, (I) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 2000, or (II) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, to any executive officer or director or (B) suffered any strike, work stoppage, slowdown, or other labor disturbance which would be reasonably be expected to have, (in the case of clause (A) or (B) above) either individually or in the aggregate, a Material Adverse Effect on UDS.

          (iv) Since December 31, 2000, UDS has not declared any dividends on UDS Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of UDS, threatened, against or affecting UDS or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against UDS or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

     (i) Compliance with Applicable Law. UDS and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to UDS or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS.

     (j) Contracts. (i) Neither UDS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Valero, UDS, the Surviving Corporation or any of their respective Subsidiaries to any director officer or employee thereof, (C) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the UDS SEC Documents filed prior to the date hereof, or (D) which materially restricts the conduct of any line of business by UDS or upon consummation of the Merger will materially restrict the ability of Valero or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.1(j), whether or not set forth in the UDS Disclosure Schedule or in such UDS SEC Documents, is referred to herein as a "UDS Contract".

          (ii) (A) Each UDS Contract is valid and binding on UDS and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) UDS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each UDS Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS, and (C) neither UDS nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of UDS or any of its Subsidiaries under any such UDS Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS.

     (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on UDS, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against UDS, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UDS. UDS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UDS.

     (l) Employee Benefit Plans; Labor Matters. (i) Section 4.1(l)(i) of the UDS Disclosure Schedule includes a complete list of all UDS Benefit Plans.

          (ii) With respect to each UDS Plan, UDS has delivered or made available to Valero a true, correct and complete copy of: (A) each UDS Plan document or a summary of any unwritten UDS Plan, trust agreement and insurance contract or other funding vehicle; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA);
     (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Valero, there are no amendments to any UDS Plan that have been adopted or approved nor has UDS or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new UDS Plan.

          (iii) Section 4.1(l)(iii) of the UDS Disclosure Schedule identifies each UDS Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("UDS Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each UDS Qualified Plan and the related trust, and such determination letter has not been revoked. No circumstances exist and no events have occurred that could adversely affect the qualified status of any UDS Qualified Plan or the related trust, which could not be corrected under the Internal Revenue Service's Employee Plans Compliance Resolution System (Revenue Procedure 2001-17) without material liability. No UDS Plan is intended to meet the requirements of Code Section 501(c)(9).

          (iv) All contributions required to be made to any UDS Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UDS Plan, for any period through the date hereof have been timely made.

          (v) With respect to each UDS Plan that is subject to Title IV or
     Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such UDS Plan equals or exceeds the actuarial present value of all accrued benefits under such UDS Plan (whether or not vested) on an accumulated benefits obligation basis based on the most recent actuarial report for each such plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full;
     (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UDS or any of its Subsidiaries; and (F) the PBGC has not instituted proceedings to terminate any such UDS Plan and, to UDS's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such UDS Plan.

          (vi) (A) No UDS Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); and (B) none of UDS and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each UDS Benefit Plan that is a Multiemployer Plan, none of UDS and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

          (vii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, (A) each of the UDS Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the UDS Plans, any fiduciaries thereof with respect to their duties to the UDS Plans or the assets of any of the trusts under any of the UDS Plans which could reasonably be expected to result in any material liability of UDS or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any UDS Plan, any participant in a UDS Plan, or any other party.

          (viii) UDS and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
     Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to UDS and its Subsidiaries. To the knowledge of UDS, UDS and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

          (ix) Section 4.1(l)(ix) of the UDS Disclosure Schedule sets forth (A) an accurate and complete list of each UDS Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit (including the forgiveness of indebtedness) to any employee, officer or director of UDS or any of its Subsidiaries, or could limit the right of UDS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any UDS Plan or related trust or any material employment agreement or related trust, (B) a reasonable good faith estimate of the maximum amount of the severance benefits that could become payable to officers and senior management of UDS if their employment were terminated at the Effective Time, and (C) a reasonable good faith estimate of the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by UDS and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (x) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, all UDS Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements; (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment; and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (xi) With respect to any UDS Benefit Plan that is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code (an "ESOP"), (A) each loan under which the ESOP was a borrower (each, a "Loan") has been fully repaid, and (B) all of the securities of UDS that were acquired with such Loan have been released from the pledge made in connection with the Loan and fully allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

     (m) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on UDS, (i) UDS and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the knowledge of UDS, the use of Intellectual Property by UDS and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which UDS acquired the right to use such Intellectual Property, (iii) to the knowledge of UDS, no third party is challenging, infringing on or otherwise violating any right of UDS in the Intellectual Property, (iv) neither UDS nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of UDS's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of UDS, no Intellectual Property is being used or enforced by UDS or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of UDS's and its Subsidiaries' business as it is currently conducted.

     (n) State Takeover Laws; Rights Plan. (i) The Board of Directors of UDS has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws and any applicable provision of the UDS Certificate of Incorporation so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.

          (ii) UDS has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any UDS Rights under the UDS Rights Agreement or enable or require the UDS Rights to separate from the shares of UDS Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the UDS Rights Agreement) has occurred.

     (o) Opinion of Financial Advisor. UDS has received the opinion of Banc of America Securities LLC, dated the date hereof, to the effect that the Merger Consideration to be received by holders of UDS Common Stock in the Merger is fair to such stockholders from a financial point of view.

     (p) Board Approval. The Board of Directors of UDS, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement



                                      -28
and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of UDS, (ii) approved and adopted this Agreement and (iii) recommended that the plan of merger contained in this Agreement be adopted by the holders of UDS Common Stock.

     (q) Broker's Fees. Neither UDS nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Banc of America Securities LLC.

     (r) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, (A) each of UDS and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects;
(B) UDS and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (C) there are no pending or, to the knowledge of UDS, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to UDS or any Subsidiary of UDS; (D) there are no liens for Taxes upon the assets of UDS or any Subsidiary of UDS, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (E) neither UDS nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of UDS have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1994; (G) neither UDS nor any of its Subsidiaries has any liability for Taxes of any Person (other than UDS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither UDS nor any Subsidiary of UDS is a party to any agreement (with any Person other than UDS and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes which is currently in force.

          (ii) UDS has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (s) Reorganization under the Code. As of the date of this Agreement, neither UDS nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (t) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by UDS or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Valero Stockholders Meeting and the UDS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by UDS with respect to information supplied by Valero for inclusion therein.

     (u) Labor Relations; Collective Bargaining Agreements. Neither UDS nor any Subsidiary of UDS is a party to any collective bargaining or other labor union contract applicable to persons employed by UDS or any Subsidiary of UDS, and no collective bargaining agreement or other labor union contract is being negotiated by UDS or any Subsidiary of UDS. No labor organization or group of employees of UDS or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of UDS, except as would not reasonably be expected to have a Material Adverse Effect on UDS,
(i) there is no labor dispute, strike, slowdown or work stoppage against UDS or any Subsidiary of UDS pending or, to the knowledge of UDS, threatened against UDS or any Subsidiary of UDS and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to UDS or any Subsidiary of UDS.

     4.2 Representations and Warranties of Valero. Except as disclosed in a section of the Valero disclosure schedule delivered to UDS concurrently herewith (the "Valero Disclosure Schedule") corresponding to the subsection of this
Section 4.2 to which such disclosure applies, Valero hereby represents and warrants to UDS as follows:

     (a) Corporate Organization. (i) Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Valero has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Valero. True and complete copies of the Restated Certificate of Incorporation and By-Laws of Valero, as in effect as of the date of this Agreement, have previously been made available by Valero to UDS.

          (ii) Each Subsidiary of Valero (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Valero and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Capitalization. (i) The authorized capital stock of Valero consists of
(A) 150,000,000 shares of Valero Common Stock (each of which includes one Valero Right), of which, as of March 31, 2001, 61,016,165 shares were issued and outstanding and 1,295,001 shares were held in treasury and (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of Valero (the "Valero Preferred Stock," together with the Valero Common Stock, the "Valero Capital Stock"), of which no shares are issued and outstanding. From January 31, 2001 to the date of this Agreement, no shares of Valero Capital Stock have been issued except pursuant to employee and director stock plans of Valero in effect as of the date hereof (the "Valero Stock Plans"). All of the issued and outstanding shares of Valero Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Valero Stock Plans and pursuant to the Valero Rights, Valero does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Valero Capital Stock or any other equity securities of Valero or any securities representing the right to purchase or otherwise receive any shares of Valero Capital Stock. As of March 31, 2001, no shares of Valero Capital Stock were reserved for issuance, except for shares of Valero Common Stock reserved for issuance upon the exercise of stock options pursuant to the Valero Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Valero 2000 10-K and 1,500,000 shares of Junior Participating Preferred Stock, Series I, reserved for issuance in connection with the Valero Rights Agreement. Valero has no Voting Debt issued or outstanding. Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of Valero, Valero owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Valero, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Valero has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     (c) Authority; No Violation. (i) Valero has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valero. The Board of Directors of Valero has directed that this Agreement be submitted to Valero stockholders for approval at a meeting of Valero stockholders for the purpose of approving the Merger and this Agreement (the "Valero Stockholders Meeting"), and, except for the approval of the Merger and this Agreement by majority vote at a meeting of Valero's stockholders at which a quorum is present (the "Valero Stockholder Approval"), no other corporate proceedings on the part of Valero are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valero and (assuming due authorization, execution and delivery by UDS) constitutes a valid and binding obligation of Valero, enforceable against Valero in accordance with its terms.

          (ii) Neither the execution and delivery of this Agreement by Valero, nor the consummation by Valero of the transactions contemplated hereby, nor compliance by Valero with any of the terms or provisions hereof, will (A) violate any provision of the Restated Certificate of Incorporation or By-Laws of Valero or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valero, any of its Subsidiaries or Non-Subsidiary Affiliates or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the properties or assets of Valero, any of its Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valero, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Valero.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the Other Approvals, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Valero Common Stock pursuant to this Agreement and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Valero, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Valero of this Agreement and (B) the consummation by Valero of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The Valero 2000 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Valero or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Valero SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Valero SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Valero SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Valero 2000 10-K, neither Valero nor any of its Subsidiaries had at December 31, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the Valero 2000 10-K or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valero, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Valero and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since December 31, 2000, except as set forth in Valero SEC Documents filed since December 31, 2000 and prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valero.

          (ii) Since December 31, 2000, Valero and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (iii) Since December 31, 2000, Valero has not declared any dividends on Valero Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Valero, threatened, against or affecting Valero or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Valero or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

     (i) Compliance with Applicable Law. Valero and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Valero or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero.

     (j) Contracts. (i) Neither Valero nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from UDS, Valero, the Surviving Corporation or any of their respective Subsidiaries to any director officer or employee thereof, (B) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Valero SEC Documents filed prior to the date hereof, or (C) which materially restricts the conduct of any line of business by Valero or upon consummation of the Merger will materially restrict the ability of UDS or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.2(j), whether or not set forth in the Valero Disclosure Schedule or in such Valero SEC Documents, is referred to herein as a "Valero Contract".

          (ii) (A) Each Valero Contract is valid and binding on Valero and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Valero and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Valero Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valero, and (C) neither Valero nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Valero or any of its Subsidiaries under any such Valero Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valero.

     (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Valero, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against Valero, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero. Valero is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero.

     (l) Employee Benefit Plans; Labor Matters. (i) The Internal Revenue Service has issued a favorable determination letter with respect to each Valero Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Valero Qualified Plans") and the related trust, and such determination letter has not been revoked. No circumstances exist and no events have occurred that could adversely affect the qualified status of any Valero Qualified Plan or the related trust which could not be corrected under the Internal Revenue Service's Employee Plans Compliance Resolution System (Revenue Procedure 2001-17) without material liability to Valero. No Valero Plan is intended to meet the requirements of Code Section 501(c)(9).(i)

          (ii) With respect to each Valero Plan that is subject to Title IV or
     Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such Valero Plan equals or exceeds the actuarial present value of all accrued benefits under such Valero Plan (whether or not vested) on an accumulated benefit obligation basis, based on the most recent actuarial report for such plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the PBGC have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Valero or any of its Subsidiaries; and (F) the PBGC has not instituted proceedings to terminate any such Valero Plan and, to Valero's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Valero Plan.

          (iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) each of the Valero Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Valero Benefit Plans, any fiduciaries thereof with respect to their duties to the Valero Benefit Plans or the assets of any of the trusts under any of the Valero Benefit Plans which could reasonably be expected to result in any material liability of Valero or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Valero Benefit Plan, any participant in a Valero Benefit Plan, or any other party.

          (iv) No Valero Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan.

     (m) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Valero, (i) Valero and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the knowledge of Valero, the use of Intellectual Property by Valero and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which Valero acquired the right to use such Intellectual Property,
(iii) to the knowledge of Valero, no third party is challenging, infringing on or otherwise violating any right of Valero in the Intellectual Property, (iv) neither Valero nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of Valero's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of Valero, no Intellectual Property is being used or enforced by Valero or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Valero's and its Subsidiaries' business as it is currently conducted.

     (n) State Takeover Laws; Rights Plan. (i) The Board of Directors of Valero has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

          (ii) Valero has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Valero Rights under the Valero Rights Agreement or enable or require the Valero Rights to separate from the shares of Valero Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Valero Rights Agreement) has occurred.

     (o) Opinion of Financial Advisor. Valero has received the opinion of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, in each case dated the date hereof, to the effect that the Merger Consideration is fair to Valero from a financial point of view.

     (p) Board Approval. The Board of Directors of Valero, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Valero, (ii) approved and adopted this Agreement, and (iii) recommended that the plan of merger contained in this Agreement be adopted by the holders of Valero Common Stock.

     (q) Broker's Fees. Neither Valero nor any of its Subsidiaries nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation.

     (r) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) each of Valero and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects; (B) Valero and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (C) there are no pending or, to the knowledge of Valero, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Valero or any Subsidiary of Valero; (D) there are no liens for Taxes upon the assets of Valero or any Subsidiary of Valero, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (E) neither Valero nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of Valero have been examined, or the statute of limitations has closed, with respect to all taxable years through and including July 31, 1997; (G) neither Valero nor any of its Subsidiaries has any liability for Taxes of any Person (other than Valero and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither Valero nor any Subsidiary of Valero is a party to any agreement (with any Person other than Valero and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes which is currently in force.

          (ii) Valero has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (s) Reorganization under the Code. As of the date of this Agreement, neither Valero nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (t) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by Valero or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Valero Stockholders Meeting and the UDS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Valero with respect to information supplied by UDS for inclusion therein.

     (u) Neither Valero nor any Subsidiary of Valero is a party to any collective bargaining or other labor union contract applicable to persons employed by Valero or any Subsidiary of Valero, and no collective bargaining agreement or other labor union contract is being negotiated by Valero or any Subsidiary of Valero. No labor organization or group of employees of Valero or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Valero, except as would not reasonably be expected to have a Material Adverse Effect on Valero, (i) there is no labor dispute, strike, slowdown or work stoppage against Valero or any Subsidiary of Valero pending or, to the knowledge of Valero, threatened against Valero or any Subsidiary of Valero and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to Valero or any Subsidiary of Valero.

     (v) Financing. Valero will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.


                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of UDS. During the period from the date of this Agreement and continuing until the Effective Time, UDS agrees as to itself and its Subsidiaries that (unless Valero shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the UDS Disclosure Schedule):

     (a) Ordinary Course. (i) UDS and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts consistent with the other provisions of this Agreement to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (ii) UDS shall not, and shall not permit any of its Subsidiaries to,
     (A) enter into any new material line of business or (B) without the prior written consent of Valero, which will not be unreasonably withheld, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities in connection therewith (I) not exceeding $25 million individually, or $100 million in the aggregate, or (II) contemplated by the 2001 capital budget approved by the UDS Board of Directors and previously disclosed to Valero.

     (b) Dividends; Changes in Share Capital. UDS shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends not in excess of $0.125 per share of UDS Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, (y) the payment of accrued amounts on any UDS Toprs pursuant to the terms of, and in connection with the redemption of, such UDS Toprs as required by their terms as in effect as of the date hereof and (z) the declaration and payment of regular dividends from a wholly owned Subsidiary of UDS to UDS or to another wholly owned Subsidiary of UDS in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of UDS which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

     (c) Issuance of Securities. UDS shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of UDS Common Stock (and the associated UDS Rights) upon the exercise of UDS Stock Options outstanding as of the date hereof in accordance with their present terms, (ii) issuances, sales or deliveries by a wholly-owned Subsidiary of UDS of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of UDS or (iii) issuances in accordance with the UDS Rights Agreement. UDS shall not contribute any additional shares of capital stock to any trust associated with the GSOP.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, UDS shall not and shall cause each of its Subsidiaries not to amend or propose to so amend its certificate of incorporation or by-laws or similar organizational documents.

     (e) No Acquisitions. Except for acquisitions in the ordinary course of business consistent with past practice that do not exceed $25 million individually or $100 million in the aggregate, without the prior written consent of Valero, which will not be unreasonably withheld, UDS shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of UDS and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practice).

     (f) No Dispositions. UDS shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of UDS) other than in the ordinary course of business consistent with past practice.

     (g) Investments; Indebtedness. UDS shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by UDS or a wholly owned Subsidiary of UDS to or in UDS or any wholly owned Subsidiary of UDS, (y) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to UDS and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice under UDS's existing authorized commercial paper program, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UDS or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "UDS Indebtedness").

     (h) Tax-Free Qualification. UDS shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (i) Compensation. Except (x) as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between UDS or any Subsidiary of UDS and any director, officer or employee thereof or
(y) in the ordinary course of business consistent with past practice, UDS shall not (A) increase the amount of compensation of, or pay any severance to, any director or employee of UDS or any material Subsidiary or business unit of UDS (and UDS shall consult with Valero before effecting or proposing any such increase with respect to any director, officer or key employee of the foregoing), or (B) make any increase in or commitment to increase any employee benefits, grant any additional UDS Stock Options, adopt or amend or make any commitment to adopt or amend any UDS Benefit Plan or fund or make any contribution to any UDS Benefit Plan or any related trust or other funding vehicles (provided that, in any event, any such increase, commitment, grant, adoption, amendment, funding or contribution contemplated by this clause (B) shall only be made after prior consultation with Valero), other than regularly scheduled contributions to trusts funding qualified plans. No UDS Stock Options that are issued after the date hereof and prior to the Effective Time shall include "reload" features or "change in control" provisions that would be triggered by the transactions contemplated by this Agreement.

     (j) Accounting Methods; Tax Elections. Except as disclosed in UDS SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, UDS shall not change in any material respect its methods of accounting in effect at December 30, 2000, except as required by changes in GAAP as concurred in by UDS's independent public accountants. UDS shall not (i) change its fiscal year or any method of tax accounting, (ii) make any Tax election or (iii) settle or compromise any liability for Taxes, except in each case for any such actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS or as required by law.

     (k) Certain Actions. UDS and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practice, terminate, amend or modify any material provision of, or waive any material rights under, any UDS Contract.

     (l) No Related Actions. UDS shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     5.2 Covenants of Valero. During the period from the date of this Agreement and continuing until the Effective Time, Valero agrees as to itself and its Subsidiaries that (unless UDS shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Valero Disclosure Schedule):

     (a) Ordinary Course. Valero and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

     (b) Dividends; Changes in Share Capital. Valero shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (y) the declaration and payment of regular dividends from a Subsidiary of Valero to Valero or to another Subsidiary of Valero in accordance with past dividend practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Valero which remains a wholly owned Subsidiary after consummation of such transaction.

     (c) Governing Documents. Except (i) to the extent required to comply with their respective obligations hereunder or with applicable law or (ii) to increase the number of shares of capital stock authorized by its certificate of incorporation, Valero shall not amend or propose to so amend its certificate of incorporation or by-laws.

     (d) Tax-Free Qualification. Valero shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (e) Certain Actions. Valero and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

     (f) No Related Actions. Valero shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     5.3 Governmental Filings. UDS and Valero shall (A) confer on a reasonable basis with each other and (B) report to each other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. UDS and Valero shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other and (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

     5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give UDS, directly or indirectly, the right to control or direct Valero's operations or give Valero, directly or indirectly, the right to control or direct UDS's operations prior to the Effective Time. Prior to the Effective Time, each of UDS and Valero shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Valero and UDS shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus and Valero shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Valero's prospectus. Each of Valero and UDS shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Valero and UDS shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Valero and UDS, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Valero will use reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to Valero stockholders, and UDS will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to UDS stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Valero Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Valero or UDS, or any of their respective affiliates, officers or directors, is discovered by Valero or UDS and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Valero and UDS.

     (b) UDS shall duly take all lawful action to call, give notice of, convene and hold the UDS Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Valero and UDS for the purpose of obtaining the UDS Stockholder Approval and, subject to Section 6.5, shall take all lawful action to solicit the UDS Stockholder Approval. The Board of Directors of UDS shall, subject to the proper exercise of its fiduciary duties, recommend the adoption of the plan of merger contained in this Agreement by the stockholders of UDS to the effect as set forth in Section 4.1(p) (the "UDS Recommendation"), and shall not, unless Valero makes a Change in the Valero Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Valero the UDS Recommendation or (y) take any action or make any statement in connection with the UDS Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the UDS Recommendation"); provided, however, that the Board of Directors of UDS may make a Change in the UDS Recommendation pursuant to Section 6.5 hereof.

     (c) Valero shall duly take all lawful action to call, give notice of, convene and hold the Valero Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Valero and UDS for the purpose of obtaining the Valero Stockholder Approval and shall take all lawful action to solicit the Valero Stockholder Approval. The Board of Directors of Valero shall, subject to the proper exercise of its fiduciary duties, recommend the adoption of the plan of merger contained in this Agreement by the stockholders of Valero to the effect set forth in Section 4.2(p) and the approval of the issuance of Valero Common Stock in the Merger by the stockholders of Valero (the "Valero Recommendation"), and shall not, unless UDS makes a Change in the UDS Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to UDS the Valero Recommendation or (y) take any action or make any statement in connection with the Valero Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Valero Recommendation").

     6.2 Valero Board of Directors. At the Effective Time, Valero shall take all requisite action to (i) if necessary to give effect to the succeeding clause
(ii), expand its Board of Directors by up to four members and (ii) cause four of the current members of the UDS Board of Directors, as shall be mutually determined by UDS and Valero, to be appointed to its Board of Directors (collectively, the "UDS Board Designees"). At the annual meeting of the stockholders of Valero immediately following the Effective Time, Valero will take all action necessary to nominate and recommend each UDS Board Designee for reelection to the Valero Board of Directors, with at least one UDS Board Designee serving in each class of directors and no more than two UDS Board Designees serving in the same class of directors.

     6.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that
(i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated April 23, 2001, between UDS and Valero (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Valero or UDS shall not affect the representations and warranties of the other.

     6.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) using its reasonable best efforts to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Valero and UDS agrees (i) to make (A) prior to May 31, 2001, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby,
(B) as promptly as practicable, appropriate filings with the European

Commission, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (C) as promptly as practicable, all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed).

     (b) Each of UDS and Valero shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, UDS shall cooperate with Valero in all respects in responding thereto, and each shall use its respective reasonable best efforts in responding thereto, including (i) contesting and resisting any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement and (ii) holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, assets of Valero, UDS or their respective Subsidiaries or the conducting of their business in a specified manner. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied with its obligations under this Section 6.4.

     (d) Each of Valero and UDS and their respective Boards of Directors shall, if any state takeover statute or similar statute (including, without limitation, Section 203 of the DGCL) becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

     6.5 Acquisition Proposals. (a) UDS agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of UDS or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UDS or any of its Significant Subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by any other party to this Agreement or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, UDS (and its Board of Directors) shall be permitted to (A) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (to the extent applicable), (B) effect a Change in the UDS Recommendation, or (C) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (I) the UDS Stockholders Meeting shall not have occurred other than as a result of a breach by UDS of its obligations pursuant to Section 6.1, (II) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition

Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal,
(III) in the case of clause (B) or (C) above, its Board of Directors, after receipt of the advice of UDS's outside counsel, determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (IV) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (V) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Valero promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. UDS agrees that it will promptly keep Valero reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer. UDS agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than the parties to this Agreement) conducted heretofore with respect to any Acquisition Proposal. UDS agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 6.5. Nothing in this Section 6.5 shall (x) permit UDS to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of Valero or UDS under this Agreement.

     6.6 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Valero and UDS.

     6.7 Directors' and Officers' Indemnification and Insurance. Following the Effective Time, Valero shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of UDS and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by UDS pursuant to UDS's Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of UDS and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the

Surviving Corporation's (or any successor to the business of the Surviving Corporation) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Certificate of Incorporation and By-laws of UDS and (iii) cause to be maintained by the Surviving Corporation (or any successor to the business of the Surviving Corporation) for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by UDS (provided that Valero (or any such successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Valero (or any such successor) be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by UDS for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Valero (or any such successor) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Valero (or any such successor) under this
Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies and their respective heirs and other representatives shall be third-party beneficiaries of, and entitled to enforce, this Section 6.7).

     6.8 Employee Benefits. (a) Following the Effective Time until the first to occur of (i) the first anniversary of the Effective Time and (ii) December 31, 2002 (such shorter period referred to herein as the "Benefit Protection Period"), Valero shall provide, or shall cause to be provided, to individuals who are employees of UDS and its Subsidiaries immediately before the Effective Time and who continue to be employed by Valero and its Subsidiaries after the Effective Time (the "UDS Employees") Benefit Plans (other than any equity-based UDS Benefit Plans) that are, in the aggregate, not less favorable than those generally provided to UDS Employees as of the date hereof, as disclosed by UDS to Valero immediately prior to the date of this Agreement. After the expiration of the Benefit Protection Period, Valero shall provide, or cause to be provided, to UDS Employees compensation and employee benefit plans and programs that are, in the aggregate, not less favorable than those generally provided to other similarly situated employees of Valero and its Subsidiaries. After the Effective Time, the equity-based benefits to be provided to an eligible UDS Employee shall be pursuant to the equity-based benefit plans and programs provided to similarly situated employees of Valero. Nothing contained herein shall be construed to prevent the termination of employment of any UDS Employee; provided, however, that in the event of a qualifying termination of any UDS Employee during the Benefit Protection Period, Valero shall provide, or cause to be provided, to such terminated UDS Employee severance benefits that are not less than the amount of severance benefits that would have been payable under the terms of the UDS severance plan or policy listed on Section 6.8(a) of the Company Disclosure Letter as in effect as of the date hereof that is applicable to any such UDS Employee. Notwithstanding anything contained herein to the contrary, UDS Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

     (b) For all purposes under the employee benefit plans of Valero and its Subsidiaries providing benefits to any UDS Employee after the Effective Time (the "New Plans"), each UDS Employee shall be credited with his or her years of service with UDS and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such UDS Employee was entitled, before the Effective Time, to credit for such service under any similar UDS Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each UDS Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a UDS Benefit Plan in which such UDS Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any UDS Employee, Valero shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Valero shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) for purposes of each New Plan providing long-term or short-term disability, life insurance or other welfare benefits (other than medical, dental, pharmaceutical and/or vision benefits) to any UDS Employee, Valero shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents.

     (c) Valero will honor, in accordance with their terms, all vested and accrued benefit obligations to, and contractual rights of, current and former employees of UDS and its Subsidiaries which are disclosed on UDS's Disclosure Schedules, including, without limitation, the "change of control" provisions contained in the UDS Benefit Plans listed on the Section 6.8(c) of the Valero Disclosure Schedule. Nothing in this Agreement shall be interpreted as preventing Valero from amending, modifying or terminating any UDS Benefit Plan or other contract, arrangement, commitment or understanding, in accordance with their terms and applicable law.

     6.9 Public Announcements. Valero and UDS shall use reasonable best efforts to develop a joint communications plan and each shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, and subject to Section 6.5(b), neither Valero nor UDS shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     6.10 Listing of Shares of Valero Common Stock. Valero shall use its reasonable best efforts to cause the shares of Valero Common Stock to be issued in the Merger and the shares of Valero Common Stock to be reserved for issuance upon exercise of the UDS Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     6.11 Rights Agreements. (a) The Board of Directors of Valero shall take all action to the extent necessary (including amending the Valero Rights Agreement) in order to render the Valero Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

     (b) The Board of Directors of UDS shall take all action to the extent necessary (including amending the UDS Rights Agreement) in order to render the UDS Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of UDS shall not, without the prior written consent of Valero, (i) amend or waive any provision of the UDS Rights Agreement or (ii) take any action with respect to, or make any determination under, the UDS Rights Agreement, including a redemption of the UDS Rights, in each case in order to facilitate any Acquisition Proposal with respect to UDS.

     6.12 Affiliates. Not less than 45 days prior to the date of the UDS Stockholders Meeting, UDS shall deliver to Valero a letter identifying all persons who, in the judgment of UDS, may be deemed at the time this Agreement is submitted for adoption by the stockholders of UDS, "affiliates" of UDS for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. UDS shall use reasonable best efforts to cause each person identified on such list to deliver to Valero not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an "Affiliate Agreement").

     6.13 Section 16 Matters. Prior to the Effective Time, Valero and UDS shall take all such steps as may be required to cause any dispositions of UDS Common Stock (including derivative securities with respect to UDS Common Stock) or acquisitions of Valero Common Stock (including derivative securities with respect to Valero Common Stock) resulting from the transactions contemplated by
Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UDS or will become subject to such reporting requirements with respect to Valero, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     6.14 UDS Indebtedness. With respect to UDS Indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, and any other UDS Indebtedness the terms of which require Valero to assume such debt in order to avoid default thereunder (collectively, the "Assumed Indentures"), Valero shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form satisfactory to the respective trustees or other representatives, expressly assuming the obligations of UDS with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion obligations under, all debt securities issued by UDS under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by UDS and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures.

     6.15 Accountants' Letter. UDS shall use its reasonable best efforts to cause to be delivered to Valero a letter from its independent public accountants addressed to Valero, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Valero and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of UDS and Valero to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. (i) UDS shall have obtained the UDS Stockholder Approval and (ii) Valero shall have obtained the Valero Stockholder Approval.

     (b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero or UDS.

     (d) NYSE Listing. The shares of Valero Common Stock to be issued in the Merger and such other shares of Valero Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.2 Additional Conditions to Obligations of Valero. The obligations of Valero to effect the Merger are subject to the satisfaction, or waiver by Valero, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of UDS set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of UDS set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.2(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS; and Valero shall have received a certificate of an executive officer of UDS to such effect.

     (b) Performance of Obligations of UDS. UDS shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Valero shall have received a certificate of an executive officer of UDS to such effect.

     (c) Tax Opinion. Valero shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Valero, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Valero shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and UDS.

     7.3 Additional Conditions to Obligations of UDS. The obligations of UDS to effect the Merger are subject to the satisfaction, or waiver by UDS, on or prior to the Closing Date, of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Valero set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Valero set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.3(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero; and UDS shall have received a certificate of an executive officer of Valero to such effect.

     (b) Performance of Obligations of Valero. Valero shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and UDS shall have received a certificate of an executive officer of Valero to such effect.

     (c) Tax Opinion. UDS shall have received from Jones, Day, Reavis & Pogue, counsel to UDS, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to UDS shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and UDS.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as specifically provided below, whether before or after the Valero Stockholders Meeting or the UDS Stockholders Meeting:

     (a) By mutual written consent of Valero and UDS;

     (b) By either Valero or UDS, if the Effective Time shall not have occurred on or before May 3, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.4) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either Valero or UDS, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.4); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the primary cause of such action or inaction;

     (d) By either Valero or UDS, if either the Valero Stockholder Approval or the UDS Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Valero Stockholders Meeting or the UDS Stockholders Meeting, as applicable;

     (e) By Valero, if UDS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date;

     (f) By UDS, if Valero shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date;

     (g) By UDS, if the Board of Directors of UDS has provided written notice to Valero that UDS intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective, if Valero does not make the offer contemplated by clause (iii) below, on the business day immediately following the five business day period contemplated thereby, or otherwise, upon UDS entering into such binding written agreement); provided, however, that (i) UDS shall have complied with Section 6.5 hereof in all material respects; (ii) UDS shall have (A) notified Valero in writing of its receipt of such Superior Proposal, (B) further notified Valero in such writing that UDS intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Valero does not make, within five business days after receipt of UDS's written notice pursuant to clause (ii) above, an offer that the Board of Directors of UDS shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of UDS as such Superior Proposal; and (iv) UDS pays the UDS Termination Fee in accordance with Section 8.2(d) concurrently with such termination;

     (h) By UDS, if Valero shall have (i) failed to make the Valero Recommendation or effected a Change in the Valero Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Valero Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a); or

     (i) By Valero, if UDS shall have (i) failed to make the UDS Recommendation or effected a Change in the UDS Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the UDS Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a).

     8.2 Effect of Termination. (a) In the event of termination of this Agreement by either UDS or Valero as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 4.1(q), Section 4.2(o), the second sentence of
Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Valero nor UDS shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b) If (A) (I) (x) either UDS or Valero terminates this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure to obtain the UDS Stockholder Approval) or pursuant to Section 8.1(b) without the UDS Stockholders Meeting having occurred or (y) Valero terminates this Agreement pursuant to Section 8.1(e), (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to UDS shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of UDS, or UDS shall have breached in any material respect its obligations under Section 6.5, and (III) within twelve months of such termination UDS or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of UDS or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, any Acquisition Proposal, or (B) Valero shall terminate this Agreement pursuant to Section 8.1(i), then UDS shall promptly, but in no event later than one Business Day after the date of such termination (or, in the case of clause (A), if later, the date UDS or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Valero an amount equal to the UDS Termination Fee, by wire transfer of immediately available funds.

     (c) If (A) (I) (x) either UDS or Valero terminates this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure to obtain the Valero Stockholder Approval) or pursuant to Section 8.1(b) without the Valero Stockholders Meeting having occurred or (y) UDS terminates this Agreement pursuant to Section 8.1(f), (II) at any time after the date of this Agreement and before such termination there shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Valero a proposal for the acquisition by a third party of 50% or more of the consolidated assets (including stock of its Subsidiaries) of Valero and its Subsidiaries, taken as a whole, or of 50% or more of its total voting power, whether by merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, tender offer or exchange offer or similar transaction and (III) within twelve months of such termination Valero or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of Valero or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, a transaction contemplated by clause (II), or (B) UDS shall terminate this Agreement pursuant to Section 8.1(h), then Valero shall promptly, but in no event later than one Business Day after the date of such termination (or, in the case of clause (A), if later, the date Valero or its Subsidiary enters into such agreement with respect to or consummates the transaction contemplated by clause (II)), pay UDS an amount equal to the Valero Termination Fee, by wire transfer of immediately available funds.

     (d) If UDS terminates this Agreement pursuant to Section 8.1(g), UDS shall pay Valero in an amount equal to the UDS Termination Fee, by wire transfer of immediately available funds, concurrently with such termination.

     (e) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.6. The parties hereto agree that any remedy or amount payable pursuant to this
Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Valero Stockholder Approval or the UDS Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                   (i)  if to Valero to:

                        Valero Energy Corporation
                        One Valero Place
                        San Antonio, Texas 78212

                        Attention: General Counsel

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019

                        Attention: Edward D. Herlihy, Esq.

                  (ii)  if to UDS to:

                        Ultramar Diamond Shamrock Corporation
                        6000 North Loop
                        1604 West
                        San Antonio, Texas 78249-1112

                        Attention: Chief Administrative & Legal Officer

                        with a copy to:

                        Jones, Day, Reavis & Pogue
                        North Point
                        901 Lakeside Avenue
                        Cleveland, Ohio 44114-1190

                        Attention: Lyle Ganske, Esq.

     9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Valero Disclosure Schedule, the UDS Disclosure Schedule and the other Schedules to this Agreement, and such other Sections of this Agreement to the extent that the matter in such Section of such Schedule is disclosed in such a way as to make its relevance called for by such other Section of this Agreement readily apparent.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     9.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except that, for purposes of the definition of "best efforts" as used in Sections 6.4(a) and 6.4(c) and interpreting the right of UDS to terminate this Agreement under Section 8.1(f) upon breach by Valero of Sections 6.4(a) and 6.4(c), the parties agree that it is proper to refer to the course of their discussions prior to entering into this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.9 Submission to Jurisdiction; Waivers. Each of Valero and UDS irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Valero and UDS hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Valero and UDS hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

     9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            IN WITNESS WHEREOF, Valero and UDS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                VALERO ENERGY CORPORATION



                                By: /s/ William E. Greehey
                                    ------------------------------
                                    Name: William E. Greehey
                                    Title: Chief Executive Officer and President





                               ULTRAMAR DIAMOND SHAMROCK CORPORATION


                               By:  /s/ Jean R. Gaulin
                                    -----------------------------
                                    Name: Jean R. Gaulin
                                    Title: Chief Executive Officer and President

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                                    EXHIBIT A


                            Form of Affiliate Letter


Valero Energy Corporation
One Valero Place
San Antonio, Texas 78212

Ladies and Gentlemen:

            I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), as the term "affiliate" is defined for purposes of paragraphs (c) and
(d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 6, 2001 (the "Merger Agreement"), by and between Valero Energy Corporation, a Delaware corporation ("Valero"), and UDS, UDS will merge with and into Valero (the "Merger"), and that as a result of the Merger, I may receive shares of Valero Common Stock (as defined in the Merger Agreement) in exchange for shares of UDS Common Stock (as defined in the Merger Agreement) owned by me. Valero will be the surviving corporation in the Merger and is sometimes referred to herein as the "Surviving Corporation."

            I represent, warrant and covenant to Valero that in the event I receive any Valero Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of the Valero Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Valero Common Stock to the extent I believed necessary with my counsel or counsel to UDS.

(c) I have been advised that the issuance of Valero Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement of Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of UDS, I may be deemed to have been an affiliate of UDS and the distribution by me of Surviving Corporation Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Valero Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Valero or under a "no-action" letter obtained by me from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.


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


(d) I understand that Surviving Corporation is under no obligation to register the sale, transfer or other disposition of the Valero Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to the Surviving Corporation's transfer agents with respect to the Valero Common Stock and that there will be placed on the certificates for the Valero Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

            The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.

(f) I also understand that unless the transfer by me of my Valero Common Stock issued to me as a result of the Merger has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Surviving Corporation reserves the right to put the following legend on the certificates issued to my transferee:

            The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Surviving Corporation a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Surviving Corporation, to the effect that such legend is not required for purposes of the Act. Notwithstanding the foregoing, (i) such legends will be removed by delivery of substitute certificates upon written request of the undersigned if at the time of making such request the undersigned would be permitted to dispose of the Valero Common Shares represented by such certificates pursuant to Rule 145(d)(2); (ii) nothing contained herein shall be construed as an admission that I am an "affiliate", or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter, and (iii) this letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

                                    Very truly yours,



                                    By:
                                       ---------------------------------------

                                    Name:



Accepted this ____ day of
________________, 2001 by

VALERO ENERGY CORPORATION




By:
   ---------------------------------
   Name:
   Title:




                                      -63-